Exhibit 8.1

April 14, 2017

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of a proposed transaction whereby The Arlington Bank, an Ohio savings bank (“Arlington Bank”), will be merged (the “Merger”) into First Merchants Bank, an Indiana commercial bank (“First Merchants Bank”), which is a wholly-owned banking subsidiary of First Merchants Corporation, an Indiana corporation (“First Merchants” and together with First Merchants Bank, the “First Merchants Entities”).

We have based our opinion upon an examination of the Agreement and Plan of Reorganization and Merger dated as of January 25, 2017, by and among First Merchants, First Merchants Bank and Arlington Bank (“Merger Agreement”) and the Registration Statement on Form S-4 (“Registration Statement”), as amended through the date hereof, to be filed by First Merchants in connection with the Merger and the representations and warranties First Merchants and Arlington Bank have supplied to us as set forth below. In rendering this opinion, we have assumed that the Merger will be consummated in the manner provided for in the Merger Agreement.

I. FACTS

Arlington Bank’s authorized capital stock consists of 10,000,000 shares of common stock, no par value per share (“Arlington Bank Common Stock”), and 1,000,000 shares of preferred stock, $0.50 par value. None of the shares of preferred stock are issued or outstanding. Arlington Bank is a privately held savings bank.

First Merchants’ authorized capital stock consists of 50,000,0001 shares of common stock, no par value per share (“First Merchants Common Stock”), and 500,000 shares of preferred stock, no par value per share. The shares of First Merchants Common Stock are traded on the NASDAQ Global Select Market.

[1]	The shareholders of First Merchants are considering increasing the number of authorized shares of First Merchants Common Stock to 100,000,000 at their May 1, 2017 meeting.

2700 Market Tower, 10 West Market Street

Indianapolis, IN 46204

First Merchants Corporation

April 14, 2017

The Merger is being undertaken to enhance the combined organization’s capabilities in providing banking and financial services to its customers and to strengthen the competitive position of the combined organization.

Pursuant to the terms of the Merger Agreement, Arlington Bank will be merged into First Merchants Bank in accordance with the laws of the State of Ohio. First Merchants Bank will acquire all of the assets of Arlington Bank and will assume all of the liabilities of Arlington Bank by operation of law. Following the consummation of the Merger, the separate corporate existence of Arlington Bank will cease and First Merchants Bank will survive the merger. In the merger, each share of Arlington Bank Common Stock will be converted into the right to receive 2.7245 shares of First Merchants Common Stock (“Exchange Ratio”); provided, however, the Exchange Ratio is subject to adjustment as set forth in the Merger Agreement.

No fractional shares of First Merchants Common Stock will be issued in the Merger. In lieu of issuing fractional shares, shareholders of Arlington Bank who would otherwise be entitled to a fractional share of First Merchants Common Stock shall instead be entitled to receive cash in an amount (rounded to the nearest whole cent) determined by multiplying the fractional share to which the shareholder would otherwise be entitled by the average of the daily closing price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the effective date of the Merger.

First Merchants has made the following representations to us:

1.	The facts relating to the Merger, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to First Merchants, true, correct, and complete in all material respects. The Merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the States of Ohio and Indiana, and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to First Merchants or were provided by First Merchants or its agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of First Merchants, true, correct, and complete in all material respects.

2.	The fair market value of the First Merchants Common Stock to be received by each holder of Arlington Bank Common Stock, plus any cash consideration received by such holder in lieu of fractional shares, will be approximately equal to the fair market value of the Arlington Bank Common Stock surrendered in the exchange.

3.

Holders of Arlington Bank Common Stock will receive in the Merger shares of First Merchants Common Stock with a value determined as of the day before the date of the Merger Agreement equal to at least forty percent (40%) of the total value determined as of the day before the date of the Merger Agreement of all of the shares of Arlington Bank

First Merchants Corporation

April 14, 2017

Common Stock outstanding on that date. In connection with, or in contemplation of, the transactions contemplated by the Merger Agreement, no outstanding stock of Arlington Bank has been or will be acquired by First Merchants, any person related to First Merchants (within the meaning of Treas. Reg. § 1.368-1(e)(4)) (“First Merchants Related Person”) or any person acting as agent or intermediary for any of them for any consideration other than the Merger Consideration (as defined in the Merger Agreement). For purposes of this representation 3 and representation 18 set forth below: (i) any reference to Arlington Bank or First Merchants includes a reference to any successor or predecessor of such corporation, except that Arlington Bank is not treated as a predecessor of First Merchants and First Merchants is not treated as a successor of Arlington Bank; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of First Merchants stock or Arlington Bank stock by a person acting as an intermediary for, or pursuant to any transaction, agreement, arrangement or other understanding with, First Merchants, Arlington Bank, a First Merchants Related Person or any person related to Arlington Bank (within the meaning of Treas. Reg. § 1.368-1(e)(4)) (an “Arlington Bank Related Person”) will be treated as being acquired by First Merchants, Arlington Bank, such First Merchants Related Person or such Arlington Bank Related Person, respectively.

4.	First Merchants Bank will acquire at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Arlington Bank immediately prior to the Merger. For purposes of this representation, amounts paid by Arlington Bank to dissenters (including Arlington Bank assets paid to dissenters), amounts paid by Arlington Bank to shareholders who receive cash or other property, Arlington Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Arlington Bank immediately preceding the merger, will be included as assets of Arlington Bank held immediately prior to the merger.

5.	Immediately prior to the Merger, First Merchants will own all of the issued and outstanding stock of First Merchants Bank.

6.	Following the Merger, First Merchants Bank will not issue additional shares of its stock that would result in First Merchants losing control of First Merchants Bank within the meaning of section 368(c) of Internal Revenue Code of 1986, as amended (“Code”).

7.	No stock of First Merchants Bank will be issued in the Merger.

8.	First Merchants has no plan or intention to sell or otherwise dispose of any of the assets of Arlington Bank acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

First Merchants Corporation

April 14, 2017

9.	First Merchants has no plan or intention to liquidate First Merchants Bank; to merge First Merchants Bank with and into another corporation; to sell or otherwise dispose of the stock of First Merchants Bank; or to cause First Merchants Bank to sell or otherwise dispose of any of the assets of Arlington Bank acquired in the Merger, except for dispositions made in the ordinary course of business.

10.	Following the Merger, First Merchants Bank will continue the historic business of Arlington Bank or use a significant portion of Arlington Bank’ business assets in a business.

11.	First Merchants, First Merchants Bank, Arlington Bank and the shareholders of First Merchants and Arlington Bank will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. First Merchants has not agreed to assume, and will not assume, any of the expenses of the holders of Arlington Bank Common Stock incurred in connection with the transactions contemplated by the Merger Agreement.

12.	There is no intercorporate indebtedness existing between First Merchants and Arlington Bank or between First Merchants Bank and Arlington Bank that was issued, acquired or will be settled at a discount.

13.	Neither of the First Merchants Entities is an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

14.	First Merchants is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

15.	Immediately following the Merger, the fair market value of the assets of Arlington Bank transferred to First Merchants Bank will equal or exceed the sum of the liabilities to be assumed by First Merchants Bank plus the amount of liabilities, if any, to which the transferred assets will be subject.

16.	The payment of cash in lieu of fractional shares of First Merchants Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Merchants of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Arlington Bank shareholders in lieu of issuing fractional shares of First Merchants Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the Arlington Bank shareholders in exchange for their shares of Arlington Bank. The fractional share interest of each Arlington Bank shareholder will be aggregated, and no Arlington Bank shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of First Merchants Common Stock.

First Merchants Corporation

April 14, 2017

17.	None of the compensation to be received by any shareholder-employee of Arlington Bank will be separate consideration for, or allocable to, any of their shares of Arlington Bank stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Arlington Bank as merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Arlington Bank will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

18.	In connection with, or in contemplation of, the transactions contemplated by the Merger Agreement, none of First Merchants or any First Merchants Related Person or any person acting as agent or intermediary for any of them will (or has any plan or intention to) purchase, exchange, redeem or otherwise acquire (directly or indirectly) any First Merchants stock issued to Arlington Bank shareholders in the Merger (except for possible purchases of such shares that may be made by First Merchants on the open market, through a broker, at the then prevailing market price as part of a stock repurchase program, which purchases and program satisfy the requirements of Rev. Rul. 99-58, 1999-2 C.B. 701).

19.	The First Merchants Entities will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law). First Merchants is not aware of any facts that would cause the merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

20.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

21.	The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Arlington Bank and the First Merchants Entities regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

22.	Following the transactions contemplated by the Merger Agreement, First Merchants will comply with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

23.	First Merchants is a corporation within the meaning of section 7701(a)(3) of the Code.

24.	First Merchants Bank is a corporation within the meaning of section 7701(a)(3) of the Code.

First Merchants Corporation

April 14, 2017

25.	In the merger, no liabilities of the Arlington Bank shareholders will be assumed by any First Merchants Entity, nor to the best of the knowledge of the management of First Merchants, will any shares of Arlington Bank stock be subject to any liabilities.

26.	Neither First Merchants nor First Merchants Bank owns, directly or indirectly, any stock of Arlington Bank.

27.	Immediately after the Merger, the fair market value of the assets of First Merchants will exceed the liabilities of First Merchants.

Arlington Bank has made the following representations to us:

1.	The facts relating to the Merger, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to Arlington Bank, true, correct, and complete in all material respects. The Merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the States of Ohio and Indiana and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to Arlington Bank or were provided by Arlington Bank or their agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of Arlington Bank, true, correct, and complete in all material respects.

2.	The liabilities of Arlington Bank to be assumed by First Merchants Bank and the liabilities to which the transferred assets will be subject were incurred by Arlington Bank (a) in the ordinary course of its business, or (b) solely and directly in connection with the Merger in accordance with the guidelines established in Internal Revenue Service Revenue Ruling
73-54, 1973-1 C.B. 187, including, without limitation, liabilities for investment banking fees, legal fees, accounting fees, and other administrative costs.

3.

Holders of Arlington Bank Common Stock will receive in the Merger shares of First Merchants Common Stock with a value determined as of the day before the date of the Merger Agreement equal to at least forty percent (40%) of the total value, determined as of the day before the date of the Merger Agreement, of all of the shares of Arlington Bank Common Stock outstanding on that date. In connection with, or in contemplation of, the transactions contemplated by the Merger Agreement, no outstanding stock of Arlington Bank has been or will be acquired by First Merchants, a First Merchants Related Person or any person acting as agent or intermediary for any of them for any consideration other than the Merger Consideration (as defined in the Merger Agreement). For purposes of this representation 3: (i) any reference to Arlington Bank or First Merchants includes a reference to any successor or predecessor of such corporation, except that Arlington Bank is not treated as a predecessor of First Merchants and First Merchants is not treated as a successor of Arlington Bank; (ii) each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the

First Merchants Corporation

April 14, 2017

case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership; and (iii) an acquisition of First Merchants stock or Arlington Bank stock by a person acting as an intermediary for, or pursuant to any transaction, agreement, arrangement or other understanding with, First Merchants, Arlington Bank, a First Merchants Related Person, or an Arlington Bank Related Person will be treated as made by First Merchants, Arlington Bank, such First Merchant Related Person or such Arlington Bank Related Person, respectively.

4.	First Merchants Bank will acquire at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Arlington Bank immediately prior to the Merger. For purposes of this representation, amounts paid by Arlington Bank to dissenters (including Arlington Bank assets paid to dissenters), amounts paid by Arlington Bank to shareholders who receive cash or other property, Arlington Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Arlington Bank immediately preceding the Merger, will be included as assets of Arlington Bank held immediately prior to the Merger.

5.	Arlington Bank and the shareholders of Arlington Bank will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. Arlington Bank has not agreed to assume, or will assume, any of the expenses of holders of Arlington Bank stock incurred in connection with the transactions contemplated by the Merger Agreement.

6.	There is no intercorporate indebtedness existing between First Merchants and Arlington Bank or between First Merchants Bank and Arlington Bank that was issued, acquired or will be settled at a discount.

7.	Arlington Bank is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

8.	Arlington Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

9.	Immediately following the Merger, the fair market value of the assets of Arlington Bank transferred to First Merchants Bank will equal or exceed the sum of the liabilities to be assumed by First Merchants Bank plus the amount of liabilities, if any, to which the transferred assets will be subject.

10.	None of the compensation to be received by any shareholder-employee of Arlington Bank will be separate consideration for, or allocable to, any of their shares of Arlington Bank stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of Arlington Bank as merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of Arlington Bank will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

First Merchants Corporation

April 14, 2017

11.	No distribution has been or will be made with respect to the stock of Arlington Bank immediately preceding the Merger, except for regular, normal distributions.

12.	No fractional shares of Arlington Bank Common Stock will be outstanding immediately prior to the Merger.

13.	Arlington Bank will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the merger by a court of competent jurisdiction (and then only to the extent required by such applicable law).

14.	Neither First Merchants nor First Merchants Bank owns, directly or indirectly, any stock of Arlington Bank.

15.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

16.	The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between Arlington Bank and the First Merchants Entities regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

17.	No Arlington Bank shareholder is acting as agent for First Merchants in connection with the transactions contemplated by the Merger Agreement or approval thereof, and First Merchants will not make any cash payment to any Arlington Bank shareholder for the Arlington Bank stock such holder may have purchased, or for other obligations such holder may have incurred.

18.	Arlington Bank is a corporation within the meaning of section 7701(a)(3) of the Code.

II. OPINION

Based on and subject to the foregoing, it is our opinion that under current law: (i) the merger of Arlington Bank into First Merchants Bank in accordance with the terms of the Merger Agreement will constitute a reorganization described in section 368(a) of the Code; and (ii) subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the

First Merchants Corporation

April 14, 2017

discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” insofar as it summarizes U.S. federal income tax law, constitutes a fair and accurate summary under current law of the material U.S. federal income tax consequences of the merger in all material respects.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than those set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This opinion represents our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Any such change could adversely affect our opinion as stated herein. We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the United States federal income tax laws. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion. Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement. No opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP

BINGHAM GREENEBAUM DOLL LLP